Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated April 1, 2004 (June 19, 2006 as to Note 22 and as to the effects of the stock split described in Note 1), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 123, "Accounting for Stock-Based Compensation", relating to the consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows and financial statement schedule of TransDigm Group Incorporated (formerly, TD Holding Corporation) and subsidiaries and our report dated December 19, 2003 (June 19, 2006 as to Note 22), relating to the consolidated statements of operations, changes in stockholders equity/(deficiency) and cash flows and financial statement schedule of TransDigm Holding Company and subsidiaries, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio
October 10, 2006